As filed with the Securities and Exchange Commission on November 24, 2009
Registration No. 333-16547

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

I-FLOW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0121984

(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

c/o Kimberly-Clark Corporation P.O. Box 619100 Dallas, Texas	75261-9100

(Address of Principal Executive Offices)	(Zip Code)
1996 Stock Incentive Plan
(Full title of the plans)
Thomas J. Mielke
Secretary
I-Flow Corporation
c/o Kimberly-Clark Corporation
P.O. Box 619100
Dallas, TX 75261-9100
(Name and address of agent for service)
(972) 281-1200
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1, filed by I-Flow Corporation, a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that had been registered for issuance under the 1996 Stock Incentive Plan on the Company’s Registration Statement on Form S-8 (File No. 333-16547) (the “Registration Statement”) that remain unsold upon the termination of the sale of shares covered by the Registration Statement.
     On November 24, 2009, pursuant to an Agreement and Plan of Merger, dated as of October 8, 2009, by and among the Company, Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), and Boxer Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Kimberly-Clark (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Kimberly-Clark (the “Merger”). As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, State of Texas, on November 24, 2009.

I-FLOW CORPORATION
By:	/s/ Mark A. Buthman
Mark A. Buthman
Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joanne B. Bauer	President and Chief Executive Officer	November 24, 2009
Joanne B. Bauer	(Principal Executive Officer)

/s/ Mark A. Buthman	Executive Vice President, Chief Financial	November 24, 2009
Mark A. Buthman	Officer, Treasurer and Member of the Board of Directors (Principal Financial Officer and Principal Accounting Officer)

/s/ Steven E. Voskuil	Member of the Board of Directors	November 24, 2009
Steven E. Voskuil

3